Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 15, 2019 (the “Effective Date”) by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”) and Dermot McCormack (“Executive”).

The Company and Executive sometimes are referred to herein collectively as the “Parties” and each individually as a “Party.”

The Company and Executive, intending to be legally bound, agree as follows:

1. Employment. On the terms and subject to the conditions contained herein, the Company hereby employs Executive, and Executive accepts such employment with the Company.

2. Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date that is the third (3rd) anniversary of the Effective Date (i.e., July 15, 2022), subject to any earlier termination of Executive’s employment hereunder pursuant to Article 7. The period starting on the Effective Date and ending on and inclusive of the third (3rd) anniversary of the Effective Date, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the third (3rd) anniversary of the Effective Date, and (b) the Termination Date (as defined in Section 8.1) is referred to herein as the “Employment Period”.

3. Position and Duties. The Company agrees that during the Employment Agreement:

3.1 Title; Reporting

(a) The Company will employ Executive as the President of the Company. Executive will report directly to the Chief Executive Officer (the “CEO”) of the Company. With the exception of the CEO, Executive will (x) be the most senior executive officer of the Company and of each and all of its Affiliates (as defined in Section 9.5(a)) (the Company, together with all of its Affiliates, are referred to herein collectively as the “Company Group”), and (y) all employees and officers of the Company Group (including the most senior executives of each Affiliate of the Company and of the Company’s and its Affiliates’ respective operating units and divisions) will report directly to Executive or, at Executive’s election, to any designee(s) of Executive; provided, that

(i) each of the following officers (collectively, the “Designated Officers”) shall report directly to the CEO rather than to Executive unless otherwise required by the CEO, or the CEO may require the Designated Officers to co-report to the CEO and Executive: (A) the Chief Financial Officer of the Company (the “CFO”); (B) the Chief Strategy Officer of the Company (the “CSO”); and (C) the General Counsel of the Company (the “GC”), provided, that in the absence or unavailability of the CEO, the Designated Officers shall report to Executive unless the employment agreement of any Designated Officer prohibits reporting to any person other than the CEO, in which case such Designated Officer shall report to Executive subject to such Designated Officer’s agreement to do so;

(ii) the CEO, or the Company’s Board of Directors (the “Board”), may require employees solely or primarily performing: (A) finance, accounting, human resources, or investor relations functions to report directly to the CFO, (B) strategy, mergers and acquisitions, and related functions to report directly to the CSO subject to the condition that the CEO or the Board causes the CSO to inform Executive of all strategy, mergers and acquisitions, and related matters (in each case whether actual, potential, pending, completed, or otherwise) in regard to the Company Group or any member thereof on a timely manner and on a regular basis, and (C) may cause employees solely or primarily performing legal functions to report directly to the GC.

(ii) with respect to any entity acquired by the Company which becomes an Affiliate of the Company after the Effective Date (an “Acquired Entity”), the CEO or the Board may cause only the most senior executive officer of any Acquired Entity (and any successor to such most senior executive officer) to report directly to the CEO rather than to Executive, or to co-report to the CEO and the Executive, provided that in the absence or unavailability of the CEO, such senior executive officer shall report to the Executive.

(b) Other than the CEO, during the Employment Period, the Company will not (i) appoint any other person to a position more senior than, or equivalent in status to, that held by Executive (whether in terms of any authorities, duties, offices positions, powers, reporting relationships, responsibilities, titles, or otherwise), (ii) appoint any other person to act jointly with Executive, or (iii) require Executive to share with any person any of Executive’s authorities, duties, powers, reporting relationships, responsibilities, or titles. Without limitation of Section 3.1(a), and notwithstanding any express exceptions thereto, at all times during the Employment Period:

(i) Executive’s authorities, duties, powers, and responsibilities will include day-to-day control, direction, management, and supervision of the following functions for the Company Group: operations and operational resources; marketing; sales; products; content programming and technology and technology development (each of the foregoing, a “Specified Function”) ; and

(ii) all employees who solely or primarily perform services relating to any Specified Function including the Chief Operating Officer of the Company, if any, the Chief Marketing Officer of the Company, and the Chief Technology Officer of the Company (or, if any of the foregoing titles does not exist at any time during the Term, the closest equivalent title thereto), will report directly to Executive or Executive’s designee.

3.2 Duties. Executive will have general supervision, direction, and control of the day to day business and affairs of the Company Group subject to (x) the reasonable direction of the CEO or the Board, (y) the budget of the Company then in effect as approved by the Board, and (z) such Written Policies (as defined below) as may be established from time to time by the Board, including without limitation, the following authority and responsibilities of the Executive: (i) managing the day-to-day business operations of the Company Group; (ii) supervising, coordinating, and managing the Company Group’s business, operations, activities, operating expenses, and capital allocation; (iii) supervising the Company Group’s employees and officers other than the CEO, and other than a Designated Officer to the extent that the CEO causes a Designated Officer report to the CEO rather than to Executive, or to co-report to the CEO and Executive; (iv) authority to incur expenses of up to $100,000 on any individual expenditure contemplated by the Company’s budget (which shall increase after the first fiscal year on a basis commensurate with, and proportionate to, any increases in the Company’s budget, with such increase to be subject to the Board’s prior approval), which budget has been approved by the CEO or the Board; and (v) such other authorities, duties, powers, and responsibilities customarily exercised by a President. As used herein, “Written Policy(ies)” shall mean, and include, any policy or procedure of the Company determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), as the case may be, which in each case has been set forth in writing and delivered to the Executive.

3.3 Location. Executive’s principal place of business will be in New York City (or, if agreed to in writing by Executive and the Company, in Los Angeles, California), although the Executive will travel to the Company’s principal executive offices located in the metropolitan Los Angeles, California area from time to time as deemed reasonably necessary by CEO and/or the Board. Executive will be provided with an office at the Company’s principal executive headquarters in Los Angeles, California when you are working in Los Angeles, California.

3.4 Confidentiality, Non-Interference and Invention Assignment. As a condition of employment, Executive shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Exhibit “A” (“Confidentiality Agreement”).

4. Services. During the Employment Period, Executive shall devote substantially all of Executive’s working time, attention, and efforts to the Company, excluding any periods for illness, incapacity, and vacations, subject to the policies established by the Compensation Committee, except as otherwise specifically provided herein. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, during the Employment Period Executive is permitted (a) to serve on the boards of directors, the boards of trustees, or any similar governing bodies, of any corporations or other business entities, of any charitable, educational, religious, or public service organizations, or of any trade associations, (b) to engage in charitable activities and community affairs, (c) to engage in venture investing, and (d) to manage Executive’s personal investments, in each case so long as such activities are disclosed to the Board, do not compete with the business of the Company, and do not interfere with Executive’s performance of this Agreement and which shall take first priority over all other such activities as determined in the reasonable discretion of the Board. The Company hereby acknowledges and agrees that all such activities conducted by Executive as of the Effective Date (including all boards of directors on which Executive serves as of the Effective Date) which are listed in Schedule “1” to this Agreement, do not interfere with Executive’s performance of this Agreement and do not compete with the business of the Company.

5. Compensation

5.1 Base Salary

(a) During the Employment Period, the Company shall pay to Executive a cash base salary of $500,000 starting on the Effective Date and continuing until end of Term. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary, provided, that Executive’s annual cash salary will also be reviewed for an increase if (i) the Company closes a debt or equity financing resulting in at least Fifty Million ($50,000,000) in gross cash proceeds to the Company or (ii) the Company’s volume weighted average closing stock price for the preceding thirty (30) consecutive trading days on the NASDAQ, or any other nationally recognized securities exchange, exceeds $10 per share (as adjusted for any stock split, if any) of Common Stock (either of the foregoing events, a “Specified Event”). Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary”. The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers (other than the CEO), but not less frequently than in equal monthly installments.

5.2 Annual Performance Bonus.

(a) In addition to the Base Salary, Executive is eligible to earn an annual fiscal year cash performance bonus (a “Performance Bonus”) for each whole or partial fiscal year of the Employment Period in accordance with the Company’s annual bonus plan applicable to the Company’s senior executives (the “Annual Plan”), as determined and awarded by the Board in good faith. (The fiscal year, as of the Effective Date, is April 1 to March 31.) The Company agrees to use its good faith efforts to establish, or cause the establishment of the Annual Plan as promptly as practicable after the Effective Date and in any event prior to March 31, 2020, with regard to the Performance Bonuses payable to Executive, if any, for each fiscal year commencing after March 31, 2019, provided that such Annual Plan shall be subject to Board approval. Executive’s “target” Performance Bonus shall be one hundred percent (100%) of Executive’s average annualized Base Salary during the fiscal year for which the Performance Bonus is earned (disregarding any reduction to the Base Salary in violation of this Agreement). Executive’s “target” Performance Bonus is referred to herein as the “Target Bonus.” On or before the date sixty (60) days after the first day of each fiscal year of the Company occurring during the Employment Period the Compensation Committee and the CEO shall meaningfully consult with Executive in connection with establishing the performance objectives for determining Executive’s Performance Bonus for the respective fiscal year, provided that the final determination shall remain in the complete and sole discretion of the Compensation Committee and the Board.

(b) The Company agrees that the performance objectives established under the Annual Plan for Executive will be no less favorable in the aggregate to Executive than the objectives established and used under the Annual Plan to determine the amount of the annual cash bonus payable to any other senior executive officer of the Company Group who participates in the Annual Plan (other than the CEO). Except as otherwise provided herein: (i) depending on such performance in any particular whole or partial fiscal year, and on the criteria set forth in the Annual Plan, the actual amount of the Performance Bonus for that fiscal year may be less than, equal to, or greater than the Target Bonus; (ii) the Company shall pay each Performance Bonus to Executive at the same time that annual cash bonuses are paid to the other senior executive officers of the Company Group (other than the CEO), but in no event later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the Performance Bonus is earned; and (iii) except as provided in Article 8, Executive shall not be entitled to receive any Performance Bonus if Executive is not employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.2), provided, that, if Executive’s employment shall end at the end of the Term, the Performance Bonus, if any, for the last fiscal year of the Term shall (A) shall be prorated based on the ratio of (x) the total number of calendar days elapsed in such fiscal year through and inclusive of the date on which the Term ends, to (y) the total number of calendar days in that fiscal year, and (B) shall be payable as if the Executive was employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.2).

5.3 Equity Grants.

(a) Initial Equity Grant. The Company shall grant to Executive, as soon as practicable following the Effective Date, an initial equity grant (the “Initial Equity Grant”) of One Million (1,000,000) restricted stock units (“RSUs”). The Initial Equity Grant is being made under the Company’s 2016 Equity Incentive Plan (as amended from time to time, the “2016 EIP”), will be evidenced by an Award Agreement (as defined in the 2016 EIP) between the Company and Executive in the form attached hereto as Exhibit B (the “Award Agreement”), and will be made not later than thirty (30) days after the Effective Date. Subject to Article 8, the RSUs subject to the Initial Equity Grant shall one-time cliff vest on the third (3rd) anniversary of the Effective Date, provided that Executive is continuously employed by the Company through such vesting date (except as otherwise provided in Article 8). Notwithstanding the foregoing, in the event of a “Change of Control” (as defined below) all RSUs shall vest in full effective immediately prior to such event, and the Board may, in its sole discretion, determine to accelerate the vesting of up to one-third of the Initial Equity Grant during each calendar year based on Executive’s performance. Each vested RSU shall be settled by delivery to Executive of one share of common stock, $0.001 par value per share (the “Common Stock”), of the Company per vested RSU within (10) days after the applicable vesting date (each such applicable date, the “Settlement Date”). Upon the Settlement Date, Executive shall be entitled, at his discretion and to the extent permitted by applicable law and the Company’s Insider Trading Policy, to satisfy his tax obligations arising in connection with the settlement of his vested RSUs through the sale by Executive in the open market of a number of shares of Common Stock underlying the vested RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents (including under any applicable agreements of the Company) , on or before each Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to allow Executive (and if permitted by the Company, other senior executives) to settle a number of vested RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his vested RSUs in the open market pursuant to such Form S-8. “Change of Control” shall have the meaning provided in the 2016 Plan, except that (i) for purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional shares of Common Stock and/or convertible or voting securities by Robert Ellin and/or his Affiliates (as defined below) resulting in him and/or his Affiliates having Beneficial Ownership (as such term is defined in the Securities Exchange Act of 1934, as amended) of more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control, and (ii) for purposes of the RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of the 409A Rules.

(b) Additional Equity Awards. The Initial Equity Grant shall be in addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group may grant to Executive on or after the Effective Date (including any Additional Equity Grants, as defined in Section 8.1), at any time and from time to time. Executive shall be considered for Additional Equity Grants at least once during each fiscal year, shall generally receive additional equity grants at a level at least commensurate with that of other senior executives of the Company Group, and shall, in addition, be considered for Additional Equity Grants upon the occurrence of a Specified Event, subject to the Board’s sole discretion whether to make any such awards.

5.4 Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Article 5 or pursuant to Article 8, any applicable federal, state, and local taxes that the Company is required to withhold pursuant to any applicable law.

6. Benefits; Perquisites; Expenses

6.1 Benefits. Except as otherwise agreed to by the Executive or elected by the Executive in any applicable voluntary election materials, Executive shall be eligible to participate in and shall receive all or comparable benefits under all welfare plans, pension plans, fringe benefit plans, other benefit plans, and all other arrangements, plans, policies, and programs in each case (w) that the Company makes available generally to the senior executives of the Company or of any other member of the Company Group (other than the CEO), (x) that are sponsored or maintained by any member of the Company Group or to which any member of the Company Group contributes, (y) on a basis no less favorable than the basis as such arrangements, plans, policies, and programs are applicable or made available to the other senior executives of any member of the Company Group (other than the CEO), and (z) whether now existing or established hereafter, including (a) all accidental death, business travel insurance, death benefits, dental, disability (including short-term disability and long-term disability), flexible spending accounts, health, hospitalization, life insurance, long term care, medical, prescription drug, salary continuation, sickness, surgical, vacation, vision, welfare, wellness, and similar arrangements, plans, policies, or programs, and (b+) all change in control, deferred compensation, deferred stock unit, executive compensation, incentive (or other) bonus (whether short-term, long-term, or otherwise), other equity-based compensation, pension, profit sharing, restricted stock, restricted stock unit, retention, retirement, savings, stock appreciation right, stock option, stock purchase, supplemental retirement, and similar arrangements, plans, policies, and programs (collectively, the “Benefit Plans”). The Company agrees that Executive’s eligible dependents shall have the right to participate in all Benefit Plans as permitted in accordance with the applicable terms of the respective Benefit Plan and that the Company’s medical and hospital plan shall provide coverage for Executive’s eligible dependents.

6.2 Perquisites. Executive is entitled to receive such perquisites that the Company generally provides to its other senior executive officers (other than the CEO) in accordance with the then-current policies and practices of the Company. In addition, the Company will reimburse Executive, in an aggregate amount not to exceed $12,500, for Executive’s legal and professional fees incurred in connection with the review, negotiation and execution of this Agreement, the Initial Equity Grant and any related agreements.

6.3 Vacation. Executive is entitled to (a) not less than four (4) weeks of paid vacation during each calendar year (in addition to Company-wide holiday periods), taken in accordance with the generally applicable policies and procedures of the Company, and (b) sick leave on terms equivalent to those of other senior executives of the Company (other than the CEO).

6.4 Business Expenses. The Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket business expenses (including without limitation travel and accommodation costs, and entertainment expenses) incurred or paid by Executive during the Employment Period in the performance of Executive’s duties under this Agreement on a basis appropriate to Executive’s position, upon presentation of reasonably detailed expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company, and in no event less favorable than that provided by the Company to any of its senior executives (other than the CEO), all in accordance with the applicable policies and procedures of the Company. Without limitation of the foregoing, Executive shall be entitled to payment or reimbursement for: (a) business class air travel on all “red-eye” flights and on any international flights, in either case when traveling for business; and (b) at least an additional 5 round-trip domestic business class flights, in each fiscal year (when traveling for business), where the duration of the flight is more than 4 hours, with at least 4 round-trip business class companion tickets for a family member on such flights when such family member is accompanying Executive (when traveling for business) from New York to Los Angeles (or Los Angeles to New York); provided, that as a condition of any such payment or reimbursement under clause (a) or (b), Executive shall be required to use reasonable efforts to purchase the lowest fare for any such flights.

6.5 Indemnification

(a) The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all expenses (including, without limitation, reasonable attorneys’ fees, fees of experts, witness fees, fees of other professional advisors, other disbursements incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or participating in a Proceeding (as hereinafter defined), bonds, all interest, assessments, and other charges paid or payable in connection with or in respect of the foregoing, and any federal, state, local, or foreign taxes imposed on Executive as a result of the actual or deemed receipt of any payments pursuant to this Section 6.5) (all of the foregoing, collectively, “Expenses”), demands, claims, damages, judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him, or on his behalf, in connection with the investigation, defense, prosecution, settlement or appeal(s) of any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, investigation, inquiry, or hearing (including any administrative hearing), whether civil, criminal, administrative or investigative and to which Executive was or is a party or other participant or is threatened to be made a party or other participant (a “Proceeding”), or any claim, issue, or matter therein (including any Proceeding brought by or in the right of any member of the Company Group), by reason of or arising from the fact that Executive is or was a director, officer, employee, agent, or fiduciary of the Company or of any other member of the Company Group or, at the request of the Company, of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of or arising from anything done or not done by Executive in any such capacity or capacities, (including any Proceeding, or any claim, issue, or matter therein, by reason of or arising from: any actual or alleged breach by Executive of his fiduciary duty as a director or officer of any member of the Company Group; the registration, purchase, sale, or ownership of any securities of the Company or any fiduciary obligation owed with respect thereto; or any misstatement or omission of material fact by the Company in violation of any duty of disclosure imposed on the Company by any federal, state, or foreign securities or common laws), provided that Executive acted in good faith and in a manner that was not grossly negligent and Executive reasonably believed to be in or not opposed to the best interests of the Company or such other member of the Company Group, and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. Notwithstanding the foregoing, solely with respect to any Proceeding brought by or in the right of the Company, the Company is not obligated to so indemnify Executive in respect of any claim, issue, or matter in such Proceeding as to which Executive shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite such adjudication but in view of all the circumstances in the Proceeding, Executive is fairly and reasonably entitled to indemnity for Expenses and such other amounts which the Court of Chancery or such other court shall deem proper. The Company also shall pay any and all Expenses incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company, any other member of the Company Group, or any of its or their respective officers or directors, provided that the Company shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Executive as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Executive with reasonable access to the Company’s legal counsel for the sole purpose of advising Executive in connection Executive’s serving as such a witness. Without limiting the generality of the foregoing, the Company’s covenants and obligations under this Section 6.5 include indemnifying and holding harmless Executive against all Expenses incurred by or on behalf of Executive in connection with, relating to, or arising from any Proceeding initiated by Executive or by any member of the Company Group to enforce or interpret this Section 6.5 or any rights of Executive to indemnification or advancement of Expenses (whether hereunder, under any other agreement, under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), under any applicable laws, or otherwise), or for recovery under any directors’ and officers’ liability insurance policies maintained by any member of the Company Group, in each case if, and only if Executive prevails with respect to any substantial issue or set of issues presented in such Proceeding.

(b) The termination of any Proceeding or of any claim, issue, or matter therein, by judgment, order, or settlement, shall not create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(c) The Company shall pay any Expenses, judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any Proceeding described in this Section 6.5 in advance of the final disposition of such Proceeding, as such Expenses, judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such Expenses, judgments, penalties, fines, settlements, and other liabilities to Executive, but, in respect of advances of Expenses, in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant hereto, together with a reasonable accounting of such Expenses, and in respect of all other indemnification payments, in no event later than thirty (30) days following Executive’s delivery to Company of a written request therefor, together with such reasonable accounting or other applicable supporting information. Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 6.5(c) within ten (10) days after an ultimate finding that Executive is not entitled to be indemnified by the Company for such amounts. The Company shall make the advances contemplated by this Section 6.5(c) regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 6.5(c) shall be unsecured and interest-free.

(d) The Company agrees that (i) during the Employment Period the Company will maintain in full force and effect directors’ and officers’ liability insurance that has a liability limit of not less than Ten Million Dollars ($10,000,000); (ii) in such insurance policy or policies maintained by the Company, Executive shall be named as an insured in such a manner as to provide the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors, and (iii) such policy or policies shall include a “tail” for coverage for claims made within a minimum of three (3) years following the end of the Employment Period.

(e) The rights of Executive pursuant to this Section 6.5 shall be in addition to any other rights Executive may now or hereafter have under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), any agreement, any vote of stockholders or directors, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision, or otherwise) permits greater indemnification that would be afforded currently under the Company’s certificate of incorporation or bylaws, applicable law, any other agreement, or this Section 6.5, it is the intent of the Parties that Executive enjoy by this Section 6.5 the greater benefits so afforded by such change.

(f) No breach of this Agreement by Executive, in and of itself, shall relieve the Company from any of its obligations or covenants pursuant to this Section 6.5.

7. Termination of Employment

7.1 Termination Notice. For the purposes hereof, the term “Termination Notice” means a written notice provided in accordance with Section 9.2 (x) by the Company, with respect to any termination of Executive’s employment pursuant to Section 7.3, 7.4, or 7.5 or (y) by Executive with respect to any termination of Executive’s employment pursuant to Section 7.6 or 7.7, as the case may be, that (a) indicates the specific provision of this Agreement relied upon for such termination, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated, and (c) other than for a termination pursuant to Section 7.3, specifies the effective date of the termination, if such effective date is subsequent to the date of receipt of the notice. The failure by the Company or Executive, as the case may be, to set forth in a Termination Notice any fact or circumstance which contributes to a showing of Cause (as defined in Section 7.4(b))) or Good Reason (as defined in Section 7.6(b)) does not waive any right of the Company or Executive, respectively, hereunder, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights hereunder.

7.2 Termination Due to Death. The Executive’s employment with the Company hereunder terminates automatically upon the death of Executive of Executive during the Term.

7.3 Termination by Company due to Disability.

(a) The Company may terminate Executive’s employment hereunder due to Disability only if (i) a majority of the directors then serving on the Board (other than Executive, if applicable) determines in good faith that a Disability of Executive has occurred (pursuant to the definition of Disability set forth in Section7.3(b)), and (ii) subsequent (but not prior) to such determination the Company provides a Termination Notice to Executive. In such event, Executive’s employment with the Company terminates on the date (the “Disability Effective Date”) thirty (30) days after the date on which Executive (or Executive’s legal representative, if applicable) receives the Termination Notice, except that if Executive resumes the full-time performance of Executive’s duties on or before the Disability Effective Date, then the Termination Notice is of no force or effect, the Executive’s employment with the Company does not terminate on the Disability Effective Date, and the Company may not terminate Executive’s employment for Disability in that particular instance.

(b) For the purposes hereof, the term “Disability” means Executive’s absence from his duties with the Company on a full-time basis for one hundred eighty (180) days during any period of twelve (12) consecutive months, or one hundred and twenty (120) consecutive days, in each case solely as a result of incapacity due to mental or physical illness and, at the end of such applicable period, the determination in good faith by a Qualifying Doctor that such incapacity will result in Executive’s continued inability to perform his services hereunder for an additional period of not less than three (3) months from the date of such determination. As used herein, “Qualifying Doctor” means an independent medical doctor then-licensed to practice medicine in the State of New York specializing in the area to which Executive’s incapacity relates and who is selected by the Company and approved by Executive (or Executive’s legal representative, if applicable) (such approval not to be unreasonably withheld or delayed by the Executive, or Executive’s legal representative, if applicable). In connection with such determination, Executive or his legal representative or any member of his family has the right to present to such medical doctor any information or arguments as to Executive’s incapacity as he, she, or they deem appropriate, including the opinion of Executive’s personal physician(s).

7.4 Termination by Company for Cause

(a) The Company may terminate Executive’s employment with the Company for Cause at any time by providing a Termination Notice and Board resolution described below to Executive, if the Company and the Board comply with all of the provisions of this Section 7.4:

(b) For the purposes hereof, “Cause” means:

(i) Executive’s conviction of a felony requiring intent under the laws of the United States or any State thereof, after the exhaustion of all possible appeals, or Executive entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of the United States or any State thereof, in each case excluding any Limited Vicarious Liability (as hereinafter defined). For the purposes hereof, “Limited Vicarious Liability” means any liability that (x) is based on acts or omissions of the Company for which Executive is responsible solely as a result of his offices with the Company, where Executive was not directly involved in such acts or omissions and either had no prior knowledge of such intended acts or omissions or upon obtaining any such knowledge promptly acted reasonably and in good faith to attempt to prevent the acts or omissions causing such liability, or (y) Executive did not have a reasonable basis to believe that any applicable law was being violated by such acts or omissions; or

(ii) a repeated, willful and substantial refusal by Executive to perform Executive’s material duties or responsibilities assigned to Executive in accordance with the terms of this Agreement, but only if such duties or responsibilities so assigned to Executive are not inconsistent with (x) Executive’s position as President of the Company, or (y) any of Executive’s duties or responsibilities hereunder (including any such duties or responsibilities as set forth in, or as contemplated by, Section 3.1), and, in each case, excluding any such failure by reason of death, Disability, or incapacity; or

(iii) any material and willful violation of any Written Policy of the Company that is generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the Company; or

(iv) Executive’s willful malfeasance in the performance of his duties hereunder that has a material negative effect on the business of the Company; or

(v) any other material breach of this Agreement or the Confidentiality Agreement by Executive.

(c) Executive engaging in intentional acts of fraud, embezzlement or misappropriation of funds against the Company. For the purposes hereof: (i) any act or omission (including any refusal or violation) by Executive is “willful” only if the same is not in good faith and is without the reasonable belief by Executive that such act or omission is in the best interests of the Company; and (ii) any act or omission by Executive based upon any authority granted pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company in each case is presumed to be in good faith and in the best interests of the Company. For the purposes of this Section 7.4 “repeated” means more than two (2) times.

(d) For avoidance of doubt, “Cause” does not include (i) differences of opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance or economic objectives, whether relating to Executive, the Company, or otherwise.

(e) With respect to clauses (ii), (iii), (iv) and (v) of Section 7.4(b), “Cause” shall not exist unless (i) the Company, on or before the date one hundred twenty (120) days after the first date on which any member of the Board has knowledge of the act or omission alleged to constitute Cause, provides written notice to Executive informing Executive of the Company’s intention to consider terminating Executive’s employment hereunder for Cause and identifying the act or omission alleged to constitute Cause, and (ii) Executive fails to cure such act or omission (if capable of being cured) on or before the date thirty (30) days after the date on which Executive receives such notice from the Company (such thirty (30) day period, the “Cause Cure Period”).

(f) Notwithstanding anything to the contrary contained herein, no cessation of Executive’s employment with the Company shall be deemed to be for Cause unless, on or before the one year anniversary of the first date the Board has knowledge of the act or omission alleged to constitute Cause, or if later, the last day of the applicable Cause Cure Period, the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire Board (excluding Executive if he is a member thereof) at a meeting called and held for such purpose (i) finding that, in the good faith opinion of the Board, Executive is guilty of conduct constituting Cause hereunder, and (ii) authorizing the termination of Executive’s employment for Cause.

7.5 Termination by Company Without Cause. The Company may terminate Executive’s employment with the Company Without Cause (as hereinafter defined) only by the Company providing a Termination Notice to Executive. For the purposes hereof, the term “Without Cause” means (a) without Cause, and (b) other than by reason of the Executive’s death or Disability.

7.6 Termination by Executive for Good Reason

(a) Executive may terminate his employment with the Company for Good Reason only by providing a Termination Notice to the Company on or before the date ninety (90) days after the date on which Executive becomes aware of the act or omission constituting Good Reason, which shall take effect only if the Company shall not cure such basis for Good Reason within thirty (30) days following receipt of such Termination Notice and, unless otherwise agreed to by the parties, termination shall be effective upon the expiration of such cure period.

(b) For the purposes hereof, “Good Reason” means:

(i) a reduction in Executive’s then-current Base Salary or then-current Target Bonus, or the Company’s failure to pay Executive any other material amounts owed to Executive within thirty (30) days after the date such payment was due to Executive under this Agreement;

(ii) the material diminution, removal, or withdrawal of, or any other material adverse change in, any of Executive’s authorities, duties, offices, positions, powers, responsibilities, or titles (as set forth in, or as contemplated by, Sections 3.1 or 3.2, including a reorganization or other corporate transaction resulting in any entity directly or indirectly controlling (as such concept is defined in Section 9.5(a)) the Company and either (A) Executive is not the at least the second most senior executive officer of the ultimate parent entity, or (B) Executive does not report directly to (x) the chief executive officer of the ultimate parent entity, or (y) the board of directors of the ultimate parent entity;

(iii) the assignment to Executive of any authorities, duties, functions, offices, positions, or responsibilities, that materially impair Executive’s ability to function as the President of the Company (or any other position in which Executive is then serving) or the assignment to Executive of any duties that are materially inconsistent with any of the provisions of Section 3.1 or 3.2;

(iv) the Company (i) requiring the Executive to relocate his residence outside of the New York metropolitan area, or (ii) relocating its principal offices more than 25 miles outside of the City of Los Angeles, California;

(v) any purported termination of Executive’s employment for Cause that is not effected in compliance with Section 7.4, other than by reason of Executive’s timely cure of such basis for Cause; or

(vi) the Company requiring Executive to report to any position other than as set forth in Section 3.1(a); or

(vii) the Company failing to comply with Section 9.3; or any other material breach of this Agreement by the Company, including without limitation any other breach of Sections 3.1 or 3.2.

7.7 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason by providing a Termination Notice to the Company that specifies an effective date that is not less than thirty (30) days after the date on which Executive provides the Termination Notice to the Company. The Company, after its receipt of the Termination Notice, may elect to accelerate such effective date by providing Executive with written notice of such acceleration, and in such event the Termination Notice shall be effective as of the date specified in the Company’s acceleration notice, and such acceleration, in and of itself, shall not constitute a termination of Executive’s employment hereunder by the Company with or without Cause.

8. Consequences of Termination or Non-Renewal

8.1 Certain Defined Terms. As used herein:

“Accrued Obligations” means the aggregate of: (a) Executive’s accrued Base Salary through and inclusive of the Termination Date (disregarding any reduction thereto in violation of this Agreement); (b) Executive’s accrued vacation pay through and inclusive of the Termination Date; and (c) Executive’s business expenses incurred through and inclusive of the Termination Date that have not been reimbursed by the Company as of the Termination Date.

“Additional Equity Awards” means all equity compensation or other equity awards granted by any member of the Company Group to Executive on or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding the Initial Equity Grant made to Executive pursuant to Section 5.3(a).

“Applicable Amount” means (i) with respect to termination of employment pursuant to Section 8.2 or 8.4 with the Termination Date occurring during the first six (6) months of the Term, one-half of the otherwise applicable entire amount (whether such amount is a grant of RSUs, grant of stock options or other form of Equity Compensation) and (ii) with respect to termination of employment pursuant to Section 8.2 or 8.4 with the Termination Date occurring after the first six (6) months of the Term, the entire amount (whether such amount is a grant of RSUs, grant of stock options or other form of Equity Compensation).

“Applicable Period” means (i) with respect to termination of employment pursuant to Section 8.4 with the Termination Date occurring during the first six (6) months of the Term, six (6) months, and (ii) with respect to termination of employment pursuant to Section 8.4 with the Termination Date occurring after the first six (6) months of the Term, twelve (12) months.

“eligible dependent” includes Executive’s spouse (or widow).

“Equity Compensation” means (i) the Initial Equity Grant to Executive pursuant to Section 5.3(a), and (ii) the Additional Equity Awards.

“Medical Plan” means each of the Benefit Plans that provides dental, health, hospitalization, life, medical, prescription, surgical, or vision benefits, care, coverage, or insurance, or any similar benefits, care, coverage, or insurance.

“Other Benefits” means all benefits, compensation, and rights, whether accrued, earned, or vested, to which Executive is entitled as of the Termination Date under the terms and conditions applicable to such benefits, compensation, and rights, including death benefits, disability benefits, and all other benefits, compensation, and rights pursuant to any of the Benefit Plans (including vested stock options, restricted shares, restricted stock units).

“Prior Year Bonus” means Executive’s Performance Bonus earned for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, if such Performance Bonus has not been paid as of the Termination Date (disregarding any reduction to the Target Bonus in violation of this Agreement);

“Pro Rata Bonus” means: (i) for purposes of Section 8.2(a), an amount equal to the product of (a)(i) if the Termination Date occurs during the first twelve months of the Term, one hundred percent (100%) of the Performance Bonus awarded, if any, in good faith by the Board pursuant to Section 5.2, and (ii) if the Termination Date occurs after the first twelve months of the Term, the greater of the Target Bonus or one hundred percent (100%) of the Performance Bonus earned by Executive for the immediately preceding completed fiscal year prior to the fiscal year in which the Termination Date occurs, if such bonus is awarded in good faith by the Board awarded and determined on a basis consistent with that in Section 5.2, in each case, multiplied by (b) a fraction, the numerator of which is the number of days elapsed through and inclusive of the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 365; and (b) for purposes of Section 8.4(b), subject to the Board’s award, if any, in good faith of the Pro Rata Bonus, an amount equal to the greater of the Target Bonus or one hundred percent (100%) of the Performance Bonus earned by Executive, if any, for the immediately preceding completed fiscal year prior to the fiscal year in which the Termination Date occurs.

“Termination Date” means (a) if Executive’s employment is terminated by reason of death: the date of the Executive’s death; (b) if Executive’s employment is terminated for Disability, the Disability Effective Date; (c) if Executive’s employment is terminated by the Company Without Cause, the date of such termination; (d) if Executive’s employment is terminated by Executive’s termination for Good Reason, the effective date of such termination; (e) if Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause, the effective date of such termination; and (f) for any reason other than as set forth in the immediately preceding clauses (a), (b), (c) and (d), the date of Executive’s “separation from service” as such term is defined under Section 409A (“Section 409A” is defined in Section 8.8).

“Unvested Equity” means the portion of the Equity Compensation that is unvested as of the Termination Date, after taking into account any acceleration of vesting based on the prior occurrence of any acceleration events specified hereunder.

8.2 Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or due to Executive’s Disability, then:

(a) Executive (or Executive’s beneficiary or estate) is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive (or to Executive’s beneficiary or estate):

(i) The aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations, (B) the Prior Year Bonus, and (C) the Pro Rata Bonus; and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan;

(b) If such termination occurs after the first three (3) months from the Effective Date, subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, with regard to: (i) the Initial Equity Grant, such unvested portion of the Initial Equity Grant shall automatically and immediately vest as is equal to the product of (x) the Applicable Amount of the RSUs subject to the Initial Equity Grant, and (y) a fraction, the numerator of which is the number of months elapsed during the Employment Period from the Effective Date through and including the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 36; (ii) any Equity Compensation (other than the Initial Equity Grant), such unvested portion of such Equity Compensation shall automatically and immediately vest (and, if applicable, become exercisable) as is equal to the product of (x) the Applicable Amount of the number of shares of Common Stock or other equity awards subject to such Equity Compensation (calculated individually on an award by award basis) and (y) a fraction, the numerator of which is the number of months elapsed during the Employment Period from the Effective Date through and including the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 36; and (iii) all vested Equity Compensation in the case of RSUs shall remain outstanding and exercisable at all times thereafter, and in the case of options or forms of Equity Compensation other than RSUs shall remain and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; and (iv) all restrictions on Equity Compensation that is (or becomes) vested as of the Termination Date (or during the twelve (12) month period following the Termination Date, if applicable) shall automatically and immediately lapse. Notwithstanding the foregoing, any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation) shall be subject to a lock-up of twelve (12) months from the vesting date as provided by this Section (the “Lock-Up Period”), provided, that the Lock-Up Period shall terminate upon a Change of Control. During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit D attached hereto. Subsequent to the expiration of the Lock-Up Period, for a period of one year, Executive shall not be permitted or have the right to sell on each trading day more than 10,000 shares, as adjusted for any stock dividend, stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities occurring after the Effective Date (the “Daily Trading Limit”); provided, that (x) the Daily Trading Limit shall not apply to the Company’s equity securities obtained in open market transactions and (y) the obligations of Executive with regard to the Daily Trading Limit shall terminate upon a Change of Control. Notwithstanding the foregoing, the Company agrees to discuss in good faith with Executive (and to cause the Compensation Committee and the CEO to participate in such discussions), and to make reasonable efforts, to reduce the Lock-Up Period to a shorter period (and to expand the Daily Trading Limit) in order to accommodate Executive’s (and/or his estate’s) tax obligations incurred in connection with any Equity Compensation; provided, that due consideration shall be given to any financing or strategic transaction that the Company believes in good faith will close within the 90-day period following the Termination Date.

(c) All Unvested Equity (after giving effect to Section 8.2(b)) shall be forfeited as of the Termination Date.

8.3 Termination by the Company for Cause; Termination by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The Accrued Obligations, in a single lump sum, on or before the date thirty (30) days after the Termination Date, and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan; and

(iii) All vested and Unvested Equity shall be forfeited effective as of the Termination Date.

8.4 Termination by the Company Without Cause; Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations; and (B) Prior Year Bonus;

(ii) If such termination occurs after the first three (3) months from the Effective Date, subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, continued payment in each month during the Applicable Period from the Termination Date (the “Continuation Period”), of an amount equal to the sum of (A) one-twelfth (1/12th) of Executive’s Base Salary (disregarding any reduction thereto in violation of this Agreement) and (B) one-twelfth (1/12th) of Executive’s total Pro Rata Bonus, if any. For the avoidance of doubt, if the Continuation Period is six (6) months, a total of one-half of Base Salary and one-half of the Pro Rata Bonus (if any) will be payable (i.e., 6 x 1/12th or 6/12ths), and if the Continuation Period is twelve (12) months, a total of the full Base Salary and the full Pro Rata Bonus (if any) will be payable (i.e., 12 x 1/12th or 12/12ths).

(iii) The foregoing amounts shall be payable to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers (other than the CEO), but not less frequently than in equal monthly installments; and

(iv) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan.

(b) If such termination occurs after the first three (3) months from the Effective Date, subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”: (i) the Applicable Amount of the Initial Equity Grant and all Unvested Equity shall automatically and immediately become fully vested and (if applicable) exercisable in full on the Termination Date; (ii) all vested Equity Compensation in the case of RSUs shall remain outstanding and exercisable at all times thereafter, and in the case of options or forms of Equity Compensation other than RSUs shall remain and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; and (iii) all restrictions on Equity Compensation that is (or becomes) vested as of the Termination Date (or during the twelve (12) month period following the Termination Date, if applicable) shall automatically and immediately lapse. Notwithstanding the foregoing, any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation) that shall vest pursuant to this Section shall be subject to the Lock-Up Period. During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit D attached hereto. Subsequent to the expiration of the Lock-Up Period, for a period of one year, Executive shall not be permitted or have the right to sell on each trading day more than the Daily Trading Limit; provided, that (x) the Daily Trading Limit shall not apply to the Company’s equity securities obtained in open market transactions, (y) the obligations of Executive with regard to the Daily Trading Limit shall terminate upon a Change of Control, and (iii) the Company agrees to discuss in good faith with Executive (and to cause the Compensation Committee and the CEO to participate in such discussions), and to make reasonable efforts, to reduce the Lock-Up Period to a shorter period (and to expand the Daily Trading Limit) in order to accommodate Executive’s (and/or his estate’s) tax obligations incurred in connection with any Equity Compensation; provided, that due consideration shall be given to any financing or a strategic transaction that the Company believes in good faith will close within the 90-day period following the Termination Date.

(c) If such termination occurs after the first three (3) months from the Effective Date, subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, during the period starting on the Termination Date and ending on and inclusive of the earlier of (i) the date, if any, on which Executive is eligible under an employee welfare plan of another employer to receive benefits substantially equivalent to the benefits provided under the Medical Plans, and (ii) the end of the Continuation Period, Executive and his eligible dependents shall be entitled, at the Company’s sole cost and expense, to continue participation in all Medical Plans in which such Executive and his eligible dependents were participating as of the Termination Date, at the same levels as existed as of the Termination Date, except that if Company is unable to provide coverage under the Medical Plans, then the Company shall notify Executive on a timely basis to allow Executive to obtain COBRA benefits and shall reimburse Executive, on a monthly basis for the Continuation Period, an amount equal to the applicable COBRA premium for the Executive and his eligible dependents, on a “tax grossed-up basis”, and it shall be Executive’s responsibility to elect and maintain medical coverage under COBRA.

8.5 Non-Renewal. If this Agreement is not terminated before the last day of the Term and prior to that date the Company and Executive do not (i) enter into a mutually acceptable extension of this Agreement, or (ii) enter into a new agreement relating to Executive’s employment with the Company to have effect after such date, or (iii) otherwise agree to continue Executive’s employment with the Company after such date without the benefit of an agreement relating to such employment, then this Agreement shall automatically end on the last day of the Term, and in such event:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) subject to compliance with Exhibit “A”, the aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the effective date of such termination: (x) the Accrued Obligations and (y) any unpaid Prior Year Bonus;

(ii) subject to compliance with Exhibit “A”, a Performance Bonus for the completed portion of the final fiscal year of the Term calculated pursuant to and payable in accordance with Section 5.2; and

(iii) the timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable plan.

(b) Any Unvested Equity shall be immediately forfeited and any outstanding vested portion of the Equity Compensation, to the extent permitted under (x) applicable law and (y) the 2016 EIP, shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the last day of the Term or the date the award first becomes exercisable, but in all events no later than the end of the applicable term for each such award.

8.6 Release. In connection with any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each of the Company and Executive shall execute and deliver a Mutual General Release in the form and substance of attached hereto as Exhibit “C” (a “Release”) and the Executive’s right to payment of, and the Company’s obligations to pay, the amounts specified in Sections 8.2(b), 8.4(a)(ii), 8.4(b) and 8.4(c) shall be subject to Executive’s execution (without revocation) of such a Release within sixty (60) days after the Termination Date.

8.7 No Mitigation. Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not reduce the amount of any payment or benefit provided for herein by any compensation that Executive earns from another employer or from any other employment or from rendering services to or for the benefit of any other person or entity (including self-employment).

8.8 Compliance with Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither Party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A, however, the Company shall have no liability to Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A.

8.9.  Resignation from Directorships and Officerships. The termination of Executive’s employment with the Company for any reason will constitute Executive’s immediate resignation from (a) any officer, director or employee position Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by the Company. Executive agrees that this Agreement shall serve as written notice of resignation in such circumstances, unless otherwise required by any plan or applicable law.

9. Additional Provisions

9.1 Entire Agreement; No Oral Amendments. This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Company and Executive relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Company and Executive relating to the subject matter hereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Company and by Executive.

9.2 Notices. Each notice or other communication relating to this Agreement, in order to be effective, must be in writing, must be sent to the applicable address indicated below for the recipient (or to the then-most recent address of which the recipient has notified the sender in writing in accordance herewith), and must be sent, all costs, expenses, and fees prepaid by the sender, by (a) personal delivery, (b) first class registered mail, return receipt requested, or (c) a nationally recognized courier service that provides proof of delivery (e.g., FedEx, UPS) for delivery on the first business day immediately following the day on which the notice or other communication is deposited with the courier service. Each notice or communication given in accordance herewith is deemed effective: (i) upon actual receipt when delivered personally or by courier service, or (ii) three (3) business days after the date on which the notice or communication is deposited with the United States Postal Service, if sent by first class registered mail (or any earlier date evidenced by the proof of delivery).

If to the Company: to the attention of the Chairman of the Board, at the address of Company’s principle place of business, with a copy to (which shall not constitute notice) Sasha Ablovatskiy, Esq., Foley Shechter Ablovatskiy LLP, 1359 Broadway, 20th Floor, Suite 2001, New York, New York 10018.

If to Executive: to the address listed as Executive’s primary residence in the human resource records and to Executive’s principle place of business, with a copy to Jess H. Drabkin, Esq., Reed Smith LLP, 599 Lexington Avenue, New York, New York, 10019.

9.3 Successors

(a) This Agreement is personal to Executive and Executive may not assign or delegate this Agreement without the prior written consent of the Company. This Agreement inures to the benefit of and is enforceable by Executive’s legal representatives, heirs, or legatees.

(b) The Company may not assign or delegate this Agreement without the prior written consent of Executive, except that the Company may assign or delegate this Agreement to any successor (whether direct or indirect, whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business or assets of the Company, subject to the condition that the successor, no later than fifteen (15) days after the occurrence of such succession, executes and delivers to Executive an instrument in from and substance acceptable to Executive (such approval not to be unreasonably withheld) pursuant to which the successor explicitly assumes and agrees to perform, comply with, and otherwise be bound by this Agreement in the same manner and to the same extent that the Company would be required to do so if no such succession had occurred. Subject to the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the Company and its permitted successors and permitted assigns. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, whether by operation of law or otherwise.

(c) Without limiting the provisions of Section 7.6, any purported assignment or delegation in violation of this Section 9.3 is null and void ab initio and of no force or effect.

9.4 Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable, then such determination does not affect the legality, validity, or enforceability of the other provisions of this Agreement, all of which remain in full force and effect. Each of the Company and Executive agrees that in the event of any such determination the Company and Executive will negotiate to modify this Agreement so as to effect the original intent of the Company and Executive as close as possible to the fullest extent permitted by applicable law.

9.5 Certain Interpretative Matters

(a) For the purposes of this Agreement: (i) the term “Affiliate” means, with respect to a specified entity (the “specified entity”), at any particular time, any other present or future person or entity that at such time, directly or indirectly, controls, is under common control with, or is controlled by, the specified entity; and the term “control” (and, with correlative meanings, the terms “under common control with” and “controlled by) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of any entity, whether through ownership of voting securities, by contract, or otherwise); (ii) the terms “herein,” “hereof,” “hereto,” “hereunder,” and terms of similar import refer to this Agreement in its entirety and not to any particular provision; (iii) the term “include” (and its grammatical variations) is not limiting; and (iv) the term “or” is not exclusive. The headings of the Sections and other subdivisions of this Agreement are for convenience only, do not constitute a part of this Agreement, and are of no force or effect in connection with the construction or the interpretation of this Agreement. Except where expressly provided otherwise, each reference herein to an Article, Section, or other subdivision, or to an Exhibit or Schedule, is a reference to the applicable Article, Section, or other subdivision of, or exhibit or schedule to, this Agreement.

(b) In the event of any inconsistency or conflict between any of the provisions of this Agreement and any of the provisions of any of the Benefit Plans or any other award, code, form, plan, policy, or program of the Company (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)), the provisions of this Agreement control and govern. No provision in any of the Benefit Plans or in any other award, code, form, plan, policy, or program (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)) related to a violation thereof being grounds for termination, or similar language, will result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing applies even if Executive signs an acknowledgement or otherwise agrees to the provisions of such Benefit Plan or other policy, code, plan, or program (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)). If any ambiguity or question of interpretation or of construction arises in connection with or relating to this Agreement, each of the Company and Executive agrees that this Agreement is to be interpreted and construed as if jointly drafted by both the Company and Executive and that no presumption or burden of proof is to arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision of this Agreement.

9.6 Survival. The following provisions survive the expiration or termination of the Employment Period and the Term: (including any termination by reason of Executive’s breach of this Agreement): Section 5.4 (Tax Withholding), Section 6.5 (Indemnification), Article 8 (Consequences of Termination or Non-Renewal), and this Article 9. The Confidentiality Agreement shall survive the expiration or termination of the Employment Period and the Term on the terms thereof.

9.7 Governing Law. This Agreement shall be governed by the laws of the New York State applicable to agreements made and performed wholly therein (excluding any conflict of laws principles of that State that would result in the application of the laws of any jurisdiction other than New York State) govern all matters in connection with, relating to, or arising from this Agreement.

9.8 Authority. The Company represents and warrants that (a) it has the full corporate power and authority to execute, deliver, and perform this Agreement, and (b) the execution, delivery, and performance of this Agreement has been duly and validly authorized.

9.9 Costs and Expenses. Except as expressly provided herein, each Party shall pay the fees and expenses of his or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[SIGNATURE PAGE FOLLOWS]

By signing below, each of the Company and Executive acknowledges that it or he has carefully read, fully understands, and accepts and agrees to be bound by the provisions of this Agreement.

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Its:	Chief Executive Officer

/s/ Dermot McCormack
Dermot McCormack

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN LIVEXLIVE AND DERMOT McCORMACK]

Schedule “1”

Outside Activities, Investments and Board Positions

1) Board member of Axonista

2) Advisor to knowhowdo

3) Advisor snkr incorporated

4) Advisor to Cellar

5) Partner in deviants Capital

[END OF SCHEDULE “1”]

EXHIBIT “A”

CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, LiveXLive Media, Inc., a Nevada Corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Employment Agreement between the Company and me dated as of July 15, 2019, as amended (the “Employment Agreement”)

1. Confidential Information

1.1 Company Group Information. I acknowledge that, during the course of my employment, I will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the five (5) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill my duties to the Company. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, without limitation, proposals and development work for television programs, formats, copyright works, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, without limitation, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing: (a) Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by me, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that I had or owned prior to my employment with the Company; and (b) I am entitled to disclose Confidential Information (i) as agreed to in writing by the Company (other than as authorized in my capacity as an officer of the Company), (ii) within the Company Group to the extent necessary to perform my duties under this Confidentiality, Non-Interference and Invention Assignment (this “Agreement” or this “Confidentiality Agreement”), (iii) to my attorneys and accountants on a need-to-know basis in connection with asserting my rights under the Employment Agreement or this Agreement (provided such attorneys and accountants agree in writing to not otherwise disclose such Confidential Information, (iv) if reasonably necessary to defend my interests, or (v) to make any claim, pursuant to a litigation, arbitration or mediation involving this Agreement, provided, that with respect to clauses (iv) and (v) in any such defense, litigation, arbitration, mediation or any other proceeding, the parties agree to enter into a reasonable confidentiality order or agreement to preserve the confidentiality of any such Confidential Information used in such defense, litigation, arbitration, mediation or any other proceeding.

1.2 Notwithstanding anything to the contrary contained herein, I am permitted to disclose any Confidential Information if and to the extent I am required to do so by applicable law, including without limitation by, or pursuant to any order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event I am so required to disclose any Confidential Information, I will, if permitted pursuant to applicable law, inform such requesting party of the confidentiality obligations hereunder and give the Company prompt prior notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Agreement.

1.3 Former Employer Information. I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

2. Developments

2.1 Developments Retained and Licensed. I hereby represent and warrant that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which I perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), I incorporate or have incorporated into a Company product, program, service or other work a Prior Development owned by me or in which I have an interest, then I hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of my interest therein, as part of or in connection with such product, program, service or work.

2.2 Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (B) results from or directly relates to any work performed by me for the Company or any of its Affiliates; and (C) is developed through the use of Confidential Information and/or resources of the Company (collectively referred to as “Developments”). I further acknowledge that all Developments which are or were made by me (solely or jointly with others) during the Assignment Period are “works made for hire” as to my contribution (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign any right, title and interest throughout the world in any such Development to the Company or its designee. If any Developments cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicensable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with the Company, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights in and to all or any Developments and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent. I understand that the provisions of this Confidentiality Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (attached hereto as Schedule A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Section 2870 of the California Labor Code and I bear the full burden of proving to the Company Group that an invention qualifies fully under Section 2870 of the California Labor Code. I acknowledge receipt of this Confidentiality Agreement and of written notification of the provisions of Section 2870 of the California Labor Code.

2.3 Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

2.4 Intellectual Property Rights. I agree to reasonably assist the Company, or its designee, at the Company’s expense, to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem reasonably necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

3. Returning Company Group Documents. I agree that, at the time of termination of my employment with the Company for any reason, or earlier if reasonably requested, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice. Notwithstanding the foregoing, I will be permitted to retain my rolodex (whether in written or electronic form (e.g. Microsoft Outlook Contacts)) and my personal files and memorabilia, except to the extent any of such contains Confidential Information.

4. Disclosure of Agreement. As long as it remains in effect and during the Post-Termination Non-Interference Period, I will disclose the existence of this Confidentiality Agreement and my obligations hereunder to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

5. Restrictions on Interfering

5.1 Non-Interference. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

5.2 Definitions. For purposes of this Confidentiality Agreement:

(a) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business.

(b) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person (other than my personal assistant) employed by, or providing consulting services to, any member of the Company Group (each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes my taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith I do not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith I do not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (B) of this definition; or (z) communicating, or any Person at my direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or my employment with any Person other than the Company.

(c) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(d) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of my employment with the Company for any reason and ending on the twelve (12) month anniversary of such date of termination.

6. Reasonableness of Restrictions. I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.

8. Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of posting of a bond.

9. General Provisions.

9.1 Governing Law. Except where preempted by federal law, all matters in connection with, relating to, or arising from this Confidentiality Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Confidentiality Agreement, is governed by and is to be construed under the laws of the state of New York applicable to agreements made and to be performed wholly therein, without regard to conflict of laws rules of the State of New York that would result in the application of the laws of any jurisdiction other than the state of New York.

9.2 Entire Agreement. This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

9.3 Successors and Assigns. Sections 9.3(b) and 9.3(c) of the Employment Agreement are incorporated into this Confidentiality Agreement by reference, mutatis mutandis. Notwithstanding anything to the contrary contained in the Employment Agreement or in this Confidentiality Agreement, the Company is prohibited from assigning or delegating all or any portion of this Confidentiality Agreement except in compliance with this Section 9.3 in connection with an assignment or delegation of the Employment Agreement that is effected in compliance with Sections 9.3(b) and 9.3(c) of the Employment Agreement. Subject to the two immediately preceding sentences, this Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be binding upon and for the benefit of the Company, its successors, and its assigns.

9.4 Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Confidentiality Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

9.5 Construction. Each party hereto has had an adequate opportunity to have this Confidentiality Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Confidentiality Agreement shall be construed as if drafted jointly by the parties hereto. This Confidentiality Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Confidentiality Agreement. In the event any of the provisions of this Confidentiality Agreement conflict with any of the provisions of the Employment Agreement, the respective provisions of the Employment Agreement govern and control.

[SIGNATURE PAGE FOLLOWS]

I, Dermot McCormack, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:

DERMOT McCORMACK

Date: July 12, 2019	/s/ Dermot McCormack
(Signature)

ACCEPTED AND AGREED TO:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Its:	Chief Executive Officer

Date:	July 15, 2019

[SIGNATURE PAGE TO CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT BETWEEN LIVEXLIVE AND DERMOT McCORMACK]

EXHIBIT “B”

INITIAL EQUITY GRANT AGREEMENT

[see attached]

SCHEDULE A

SECTION 2870 of the CALIFORNIA LABOR CODE

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT “C”

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Release”), is entered into as of the date of the last signature below, by and between LiveXLive Media, Inc. (the “Company”) and Dermot McCormack (“Executive”) and is executed by each of the Company and Executive pursuant to Article 8 of that certain Employment Agreement, dated as of July 15, 2019 (the “Employment Agreement”), by and between the Company and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Employment Agreement. Executive and the Company sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. The Company and Executive agree as follows:

1. Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, devisees, legatees, executors, administrators, legal or personal representatives, trustees, assigns, and successors (individually and collectively, the “Executive Parties”), and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges the Company, and each of its Affiliates, subsidiaries, divisions, or parents,, past and present, and each of them, as well as their respective predecessors, assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that Executive has ever had, or now has, or ever will have, against the Company Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of Executive’s execution of this Release that directly or indirectly arise out of, relate to, or are connected in any way with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance relating to employment (the foregoing, as modified by the following clause, collectively, the “Executive Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 1 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Executive Released Claims shall not include: (a) the obligations and covenants of the Company and the rights of Executive in each case that, directly or by implication, survive the termination of Executive’s employment with the Company pursuant to Section 9.6 of the Employment Agreement, including without limitation, any obligation of the Company to make the payments and provide the benefits set forth in Article 8 of the Employment Agreement and to pay any Accrued Obligations (as defined in the Employment Agreement); (b) any claim that is prohibited from being released as a matter of law; (c) any right of indemnification (or contribution) or to director and officer liability insurance coverage under the Employment Agreement or any of the Company’s (or any Company Party’s) organizational documents or at law under any plan or agreement applicable to the Executive (including, without limitation, pursuant to any certificate of incorporation, bylaws or any written agreements) or Section 6.5 of the Employment Agreement (d) any rights or claims of Executive as a stockholder of the Company; (e) any vested rights or vested benefits under ERISA or under any Benefit Plan, (including, without limitation, any long-term or deferred compensation plan), or under any vested RSU, stock option or other equity grant agreements, to the extent such vested rights, vested equity or vested benefits continue in effect after the termination of the Employment Agreement; (f) workers’ compensation benefits; and (g) any rights or claims arising after the date of Executive’s execution of this Release.

2. It is a condition hereof, and it is the Parties’ intention in the execution of this Release, that the release set forth in Section 1 above shall be effective as a bar to each and all of the Executive Released Claims, and in furtherance of this intention, Executive, on behalf of himself and each and all of the other Executive Parties, hereby waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

3.1 In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

3.2 He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

3.3 He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

3.4 Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

3.5 He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release.

4. Release by Company. The Company, on behalf of itself and each and all of the other Company Parties, hereby acknowledges full and complete satisfaction of and releases and discharges each and all of the Executive Parties from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that all or any of the Company Parties have ever had, or now have, or ever will have, against all or any of the Executive Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of the Company’s execution of this Release that directly or indirectly arise out of, relate to, or are connected with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties (the foregoing, as modified by the following clause, collectively, the “Company Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 4 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Company Released Claims shall not include (a) the obligations of Executive that survive the termination of Executive’s employment with the Company pursuant to Section [9.6] of the Employment Agreement and that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated as of July ___, 2019 between the Company and Executive; and (b) any claims arising after the date of the Company’s execution of this Release.

5. It is a condition hereof, and it is the Parties’ intention in the execution of this Agreement, that the release set forth in Section 4 above shall be effective as a bar to each and all of the Company Released Claims, and in furtherance of this intention, the Company, on behalf of itself and each and all of the other Company Parties, hereby waives any and all rights and benefits conferred upon the Company Parties by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

6. No Transferred Claims. Executive represents and warrants to the Company, that he has not heretofore assigned or transferred to any person or entity any of the Executive Released Claims or any part or portion thereof. The Company represents and warrants to Executive that it has not heretofore assigned or transferred to any person or entity any of the Company Released Claims or any part or portion thereof.

7. Miscellaneous.

7.1 Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

7.2 Governing Law. All matters in connection with, relating to, or arising from this Release shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to agreements made and performed wholly therein, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

7.3 Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and the Company or, in the case of a waiver, by the Party waiving compliance.

7.4 Waivers

(a) Except as otherwise provided herein, no action taken pursuant to this Release, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Release. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Release may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(b) The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Release shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.5 Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

7.6 Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each Party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any Party shall be valid and binding and delivery of a facsimile or PDF signature by any Party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Release as of the respective date set forth below.

LIVEXLIVE MEDIA, INC.

By:

Name:

Its:

DERMOT McCORMACK

(signature)

[SIGNATURE PAGE TO MUTUAL RELEASE OF CLAIMS BETWEEN LIVEXLIVE AND DERMOT McCORMACK]

EXHIBIT D

During the Lock-Up Period, Executive will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any Common Stock received under the Agreement (whether as a result of exercise, settlement or otherwise) (the “Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company engages in an underwritten public offering of its equity or convertible securities prior to the end of the Lock-Up Period, the managing underwriter may waive the balance of the Lock-Up Period if requested by the Company in its sole and absolute discretion. The foregoing restrictions are expressly agreed to preclude Executive from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Securities of Executive during the Lock-up Period, even if such Securities would be disposed of by someone other than Executive. Executive may sell some or all of the Securities with the Company’s prior written consent, so long as the purchaser complies with the provisions of the Agreement and this Exhibit D.

 In addition, during the Lock-Up Period, Executive will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock or otherwise seek to hedge Executive’s position in the Common Stock.

 Notwithstanding anything contained herein to the contrary: (i) Executive shall be permitted to engage in transactions relating to shares of Common Stock acquired in open market transactions; (ii) Executive shall be permitted to engage in any Disposition (x) where such Disposition is in connection with estate planning purposes or by will or intestacy, including, without limitation to an inter-vivos trust and the transferee takes title to such shares subject to the restrictions on transfer set forth in this Agreement, (y) upon the written approval of the Company and the lead underwriter in any underwritten public offering of Company’s securities for gross proceeds to the Company of at least $50 million, or (z) where such Disposition is to an affiliate of Executive (including entities wholly owned by Executive or one or more trusts where such Executive is the grantor of such trust(s)), and with respect to each clause (x) through (z) above (inclusive), as long as such transferee agrees to the same lock-up terms and conditions as set forth in the Agreement and in this Exhibit D; and (iii) Executive shall be permitted to engage in any Disposition upon and after a Change of Control.

Notwithstanding anything contained herein to the contrary: (A) if, after the Effective Date, any “C” level executive of the Company, who is a party to or who enters into an employment agreement with the Company, shall be afforded a more favorable provision (or provisions) with such terms not already included in such employment agreement as of the Effective Date with regard to the restrictions on the transfer of such executive’s shares during the Lock-Up Period (including without limitation as to the duration of, and termination of, the Lock-Up Period, and as to the Daily Trading Limit), the applicable provisions of the Agreement and this Exhibit D shall be deemed to be automatically amended to provide for such more favorable provision (or provisions) and the Company shall provide prompt written notice thereof to Executive; and (B) if, after the Effective Date, the Company shall afford any “C” level executive of the Company, who is a party to or who enters into an employment agreement with the Company, a loan program or other benefit intended to mitigate the tax cost of, and/or defer taxation of, the RSUs or other equity grants held by such person when they vest with such terms not already included in such employment agreement as of the Effective Date, Executive shall be entitled to participate in such loan program or other benefit on comparable terms, and the Company shall provide prompt written notice thereof to Executive in order to permit Executive the opportunity to make such decision to participate.